Exhibit 99.2

EUSA Pharma Inc.

Unaudited Consolidated Financial Statements

As of and for the three months ended

March 31, 2012 and 2011

EUSA Pharma Inc.

Index

Page(s)
Financial Statements
Unaudited Consolidated Balance Sheets, March 31, 2012 and 2011	1
Unaudited Consolidated Statements of Operations, Three months ended March 31, 2012 and 2011	2
Unaudited Consolidated Statements of Cash Flows, Three months ended March 31, 2012 and 2011	3
Notes to the Unaudited Consolidated Financial Statements	4

EUSA Pharma Inc.

Consolidated Balance Sheets

March 31, 2012 and December 31, 2011

(Unaudited)

	Note	2012	2011
Assets
Current assets
Cash and cash equivalents		$40,924,130	$13,090,586
Trade receivables, net	3	19,352,049	24,505,597
Inventories, net	4	16,040,104	16,109,450
Other current assets		7,543,243	5,570,551
Deferred income tax	6	1,150,638	2,387,072

Total current assets		85,010,164	61,663,256

Investments		6,138	6,634
Property and equipment, net		647,204	456,568
Goodwill		74,146,883	72,900,337
Intangible assets, net		89,339,788	90,485,795
Other assets		440,602	416,618

Total other assets		164,580,615	164,265,952

Total assets		$249,590,779	$225,929,208

Liabilities and stockholders’ equity
Current liabilities
Trade accounts payable		$11,789,357	$3,112,262
Other current liabilities		20,707,518	19,531,068
Deferred revenue		343,470	336,904
Current debt	5	18,200,796	12,341,536

Total current liabilities		51,041,141	35,321,770
Long-term debt	5	47,766,102	54,361,453
Warrant liability		2,499,038	2,496,392
Deferred revenue		986,714	1,050,484
Deferred income tax	6	19,602,931	19,868,716

Total liabilities		121,895,926	113,098,815

Convertible preferred stock
Series A convertible preferred stock ($0.001 par value; 2,500,000; and 2,500,000 shares issued and outstanding)		2,500,000	2,500,000
Series B convertible preferred stock ($0.001 par value; 98,550,000 shares authorized; and 97,800,000 shares issued and outstanding)		195,600,000	195,600,000
Series C convertible preferred stock ($0.001 par value; 52,341,179 shares authorized; and 28,775,741 shares issued and outstanding)		67,622,991	67,622,991

Total convertible preferred stock		265,722,991	265,722,991

Stockholders’ deficit
Common stock ($0.001 par value; 178,955,456 shares authorized; and 8,988,876 shares issued and outstanding)		8,989	8,977
Additional paid-in capital		6,111,189	2,487,149
Accumulated deficit		(140,863,454)	(148,896,822)
Unrealized loss on investment		(30,563)	(30,067)
Foreign currency translation reserve		(3,254,299)	(6,461,835)

Total stockholders’ deficit		(138,028,138)	(152,892,598)

Total liabilities, convertible preferred stock and stockholders’ deficit		$249,590,779	$225,929,208

The accompanying notes are an integral part of these consolidated financial statements.

EUSA Pharma Inc.

Consolidated Statements of Operations

Three months ended March 31, 2012 and 2011

(Unaudited)

	Note	2012	2011
Revenue
Sales		$45,645,958	$21,173,535

Costs and expenses
Cost of sales		14,660,214	9,671,219
Research and development		4,022,446	3,626,262
Selling, general and administrative		9,488,582	8,914,756
Depreciation and amortization		2,687,587	2,719,947

Total operating costs and expenses		30,858,829	24,932,184

Gain/(loss) from operations		14,787,129	(3,758,649)
Interest income		77,596	7,348
Interest expense		(4,152,542)	(3,120,275)
(Increase)/decrease in value of warrant liability		(2,646)	31,025

Gain/(loss) before income taxes		10,709,537	(6,840,551)
Income tax (charge)/benefit	6	(2,676,169)	2,287,529

Net income/(loss)		$8,033,368	$(4,553,022)

The accompanying notes are an integral part of these consolidated financial statements.

EUSA Pharma Inc.

Consolidated Statements of Cash Flows

Three months ended March 31, 2012 and 2011

(Unaudited)

	2012	2011
Cash flow from operating activities
Net income/(loss)	$8,033,368	$(4,553,022)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,668,767	2,737,628
Change in value of warrant liability	2,646	(31,025)
Stock based compensation	216,507	205,515
Non-cash interest expense	1,810,091	1,830,989
Non-cash deferred revenue	(86,811)	61,928
Non-cash deferred tax	600,632	(876,215)
Working capital changes that (used)/provided cash
Decrease/(increase) in accounts receivable	5,393,942	(580,914)
Decrease in inventories	330,154	312,897
(Increase) in other assets	(1,915,402)	(519,369)
Increase in accounts payable	8,614,409	755,094
Increase in other current liabilities	905,925	182,346

Net cash provided by (used in) operating activities	26,574,228	(474,148)

Cash flows from investing activities
Purchases of property and equipment	(220,539)	(4,972)

Net cash used in investing activities	(220,539)	(4,972)

Cash flows from financing activities
Proceeds from issue of common stock, including exercise of options	3,038	—
Payment of loan capital	—	(1,851,852)

Net cash provided by financing activities	3,038	(1,851,852)

Effect of exchange rate changes on cash and cash equivalents	1,476,817	(1,731,566)
Net cash (decrease)/increase in cash and cash equivalents	27,833,544	(4,062,538)
Cash and cash equivalents at start of period	13,090,586	18,195,769

Cash and cash equivalents at end of period	$40,924,130	$14,133,231

EUSA Pharma Inc.

Notes to the consolidated financial statements

March 31, 2012 and 2011

(Unaudited)

1.	Nature of Business and Basis of Preparation

Nature of Business

EUSA Pharma Inc. (the “Company”) was incorporated on February 6, 2006 to head a group that sells and markets pharmaceutical products and devices in both the United States and Europe. The Company and its wholly owned subsidiaries (together the “Group”) also has a network of distributors across the rest of the world. It is a rapidly growing transatlantic specialty pharmaceutical company focused on in-licensing, developing and marketing late-stage oncology, oncology supportive care and critical care products. The Group currently has ten specialist hospital products which are sold in over 80 countries globally, including a biologic product for Acute Lymphoblastic Leukemia (Erwinase) that was approved by the U.S. FDA on November 18, 2011, and several products which it has rights to in late-stage development.

Basis of Preparation

The unaudited consolidated financial statements include the accounts of the Group from the dates of acquisition. All significant intercompany transactions and balances have been eliminated in consolidation. Since its incorporation, the Group has completed the acquisitions of Talisker Pharmaceuticals Limited (on July 7, 2006), OPi SA (on March 15, 2007), certain assets and rights from Innocoll Holdings Inc (on August 17, 2007) and Cytogen Corporation (on May 8, 2008). These acquisitions have been accounted for as business combinations.

The accompanying unaudited consolidated financial statements have been prepared on the basis that the Group will continue as a going concern and contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

The unaudited consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles, or GAAP, for interim reporting. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair statement of the unaudited consolidated financial statements as of and for the three months ended March 31, 2012 and March 31, 2011 have been recorded. The results of operations for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2012. These unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2011.

2.	Summary of Significant Accounting Policies

The Group uses the following significant accounting policies in the preparation of its consolidated financial statements:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. Actual results may differ from those estimates.

Concentration of Credit Risk

The Group’s sales are made to a combination of public and private hospitals and, in certain markets, wholesalers and distributors. No collateral is required for the sales, but the financial strength of these customers is assessed on a periodic basis and allowances for any anticipated losses are established.

Foreign Currency

For foreign operating entities with currencies other than the US Dollar, the local currency is the functional currency. Assets and liabilities are translated at exchange rates in effect at the end of the period and income and expense transactions at average monthly exchange rates in effect during the period. Resulting translation adjustments are reported as a separate component of the foreign currency reserve included in stockholders’ deficit. Gains and losses from foreign currency transactions are included in the consolidated statement of operations. The amounts included for the periods ended March 31, 2012 and 2011 were a gain of $878,219 and a loss of $134,849 respectively, which have been included in selling, general and administrative in the Statement of Operations.

Generally accepted accounting principles require that the effect of exchange rate changes on cash held in foreign currencies be reported as a separate item in the reconciliation of beginning and ending cash and cash equivalents. All other foreign currency cash flows are reported in the applicable line of the consolidated statements of cash flows using an approximation of the exchange rate at the time of the cash flows.

Cash and Cash Equivalents

Cash and cash equivalents relate solely to demand deposits held at banks and other financial institutions that have an original maturity of three months or less.

Accounts Receivable

The Group generally does not require collateral for its accounts receivable. The Group performs ongoing credit evaluations of its customers’ financial conditions and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Included in the accounts receivable allowance are reserves for doubtful accounts and reserves for returns and allowances, where applicable.

Inventory

Inventory is stated at the lower of cost or market value, with cost determined using the first-in, first-out (“FIFO”) cost method, and includes the costs of raw material. Allowances are established to reduce the cost of excess and obsolete or damaged inventories to their estimated net realizable value. In addition, the Group purchases its inventory from contract manufacturers. The Group attempts to mitigate the risk of supply interruption by maintaining adequate safety stocks of raw materials, where they are held by the Group, and by scheduling production runs to create safety stock of finished goods.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Leasehold improvements	term of lease, or useful life if shorter
Machinery & equipment	3-10 years
Fixtures & fittings	3-10 years
IT equipment (including software)	3-5 years

Fair Value of Financial Instruments

The carrying value of the Group’s financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, long-term debt and warrants approximate their respective fair values at March 31, 2012 and 2011. Management believes the fair value of the long-term debt approximates the carrying value. The warrants, issued in conjunction with our term loans, have been valued at fair value at the date granted using the Black-Scholes option-pricing model and, thereafter, remeasured to fair value at each period end.

Goodwill, Intangible Assets and Acquired In-process Research and Development

Goodwill represents the excess of purchase price over the fair value of net assets acquired. Goodwill is not amortized; rather, it is subject to periodic, at least annual, assessments for impairment by comparing the estimated fair value to its carrying value.

Acquired assets are fair valued and, where possible, separately identified. Acquired intangible assets have been valued with the help of independent valuation experts based on discounted cash flows. Where the assets are classified as intangible assets, they are then held on the balance sheet and amortized over the remaining estimated useful life, which ranges between 7 and 20 years. These amortizable intangible assets are assessed for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. We have not identified any events or changes in circumstances which would indicate the carrying amount of the assets recorded as of March 31, 2012 may not be recoverable and therefore concluded that no further impairment assessment was necessary for the year then ended.

Where the acquisition agreements also include further payments that are based on future uncertain events, such as regulatory rulings or achievement of sales targets, these are not recognized until the time at which they become certain (generally the occurrence of the event). At this time the payments are capitalized and amortized (to the extent that they do not comprise goodwill) over the remaining useful life of the related asset. Where the valuation classifies the acquired assets as in-process research and development (IPR&D), this relates to research and development projects that have not been completed at the date of acquisition and have no future alternative use. The fair value assigned to these assets was immediately expensed at the acquisition date. Any in-process research and development purchased after January 1, 2009 will be fair valued and held on the balance sheet and subject to annual impairment testing.

Revenue Recognition

The Group’s primary line of business is the sales and marketing of pharmaceutical products and devices. Revenue for the supply of goods and services to external customers represents the net invoice value, after the deduction of standard discounts given at the point of sale less accruals for estimated future rebates and returns. Revenue is recorded net of Value Added Tax and other sales taxes.

Revenue for the supply of goods to external customers is recognized upon the transfer of ownership and risk of loss for the product to the customer; generally this is on delivery of the product to the customer. However, other factors are considered including persuasive evidence of a sales arrangement existing, the revenue being fixed or determinable, and collectability being reasonably assured, which are also required for the revenue to be recognized.

Revenue from non-refundable upfront license fees are deferred and recognized as revenue over the period of continuing involvement.

Revenue received in respect of milestones in relation to product divestments is recognized when the milestone is achieved, assuming that there is no right of return to the other party or obligations on the company which would result in the revenue being deferred until the obligations are met.

Milestone payments from collaborative agreements are recognized as revenue upon the achievement of mutually agreed milestones, provided that (i) the milestone event is substantive and its achievement is not reasonably assured at the inception of the agreement, (ii) the event can only be achieved based in whole or in part on either (a) the Group’s performance or (b) a specific outcome resulting from the Group’s performance and (iii) there is no continuing performance obligations associated with the milestone payment. Revenue for other services is recognized as the services are performed.

Research and Development

The Group expenses research and development costs as incurred.

The Group expenses milestone payments in relation to research and development products that are early in the development process, where there is an inherent uncertainty as to the success of the development and there is not likely to be any alternative use for the product.

The Group may receive certain grants in respect of its research and development expenditure. Where these grants are based on direct research & development expenditure they are released to the statement of operations in line with the related expenditure. Where these grants may have to be repaid based on the outcome (usually success of a project) then they are held on the balance sheet and only released to the statement of operations when it is certain that repayment will not be required.

Stock Based Compensation

The Group applies the fair value based method to account for stock based compensation. This requires an expense to be recognized in the statement of operations based on the grant date fair value of the option. The Group determines the fair value of the options using the Black-Scholes method; the calculated expense is charged to the statement of operations over the vesting period of the awards.

Under the rules of the Group’s option scheme, options may be exercised before the rights have fully vested and in these circumstances the shares issued on exercise still have certain rights in respect of the value vesting to the shareholder, identical to the options. The fair value of these is calculated on the same basis as the options using the Black-Scholes method and the accounting for the charge is the same; however, to the extent that the acquired shares have not fully vested in terms of value to the shareholder, they are held as a creditor in the balance sheet, rather than as share capital.

Income Taxes

The Group uses the asset and liability method to account for income taxes. This method generally provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting basis and the tax basis of the assets and liabilities and expected benefits of utilizing net operating loss and tax credit carry forwards. A valuation allowance is recorded for certain temporary differences for which it is more likely than not that they will not generate future tax benefits. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years in which temporary differences are expected to be settled and reflected in the consolidated financial statements.

The Group believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate that any adjustments will result in a material impact on the Group’s financial condition. Therefore, no reserves for uncertain tax positions have been recorded as of March 31, 2012 and December 31, 2011.

Pension Accounting

The only pension schemes operated by the Group are of the defined contribution type. The contributions made to these schemes are charged as an expense when incurred and were $687,608 in the three months ended March 31, 2012 and $259,237 in the three months ended March 31, 2011.

Subsequent Events

The Group has performed an evaluation of subsequent events through August 10, 2012, which is the date the financial statements were available to be issued.

3.	Trade Receivables, net

	2012	2011
Trade receivables	$23,033,410	$27,442,387
Less: allowance for doubtful accounts	(170,723)	(167,083)
Less: allowance for charge backs and returns	(3,510,638)	(2,769,707)

	$19,352,049	$24,505,597

Trade receivables are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the best estimate of probable credit losses in the existing accounts receivable balance, taking into account historical write-offs and general industry experience.

4.	Inventory

	2012	2011
Work in process	$6,563,209	$6,041,474
Finished goods	12,043,188	12,354,510
Less: reserve for slow moving inventory	(2,566,293)	(2,286,534)

	$16,040,104	$16,109,450

The reserve for slow moving inventory is the best estimate of the write-down to recoverable value, based on the knowledge of management and current sales forecasts.

5.	Long-term Debt

Long-term debt at March 31, 2012 and December 31, 2011 consists of the following:

	2012	2011
Term loan	$51,553,390	$50,772,508
Convertible debt	14,413,508	15,930,481

	$65,966,898	$66,702,989

Convertible Promissory Note

On January 21, 2012, the convertible promissory note was amended to cease accruing interest until March 31, 2013. The Group recorded a debt extinguishment loss of $50,131 for the three months ended March 31, 2012. A beneficial conversion feature of $3,398,018 was recorded as a discount to this debt and a corresponding increase to additional paid in capital in connection with the extinguishment.

Prior Period Correction

During the three months ended March 31, 2012 the Company recorded a prior period correction related to an understatement of interest expense which should have been recorded in connection with debt extinguishment related to amendments to the Company’s convertible promissory notes during 2011. The correction increased the carrying value of the convertible promissory notes and interest expense by approximately $1.3 million as of and for the three months ended March 31, 2012. The prior period financial statements were not revised as the correction was considered to be immaterial to both the previously reported and current results of operations and financial position and had no impact on cash flows.

6.	Income Taxes

During the three months ended March 31, 2012 and 2011, the Group recognized income tax expense of $2,676,169 and tax benefit of $2,287,529, respectively, which represents effective tax rates of 25% and 33% respectively. The difference in rate is caused by the group results improving from an anticipated loss before tax for the year ended December 31, 2011 to a forecasted profit for the year ended December 31, 2012 and the impact of the underlying tax liabilities in certain countries in which the group operates now more than offsetting the income tax benefit resulting from the release of the deferred tax liability each year.

7.	Legal Matters

The Group is, from time to time, subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of any such current matters would not have a material effect on the Group’s financial condition, results of operations or liquidity.

8.	Subsequent Events

On June 12, 2012, 100% of the Company’s outstanding common and convertible preferred stock was acquired by Jazz Pharmaceuticals plc, and the Company became a wholly owned subsidiary of Jazz Pharmaceuticals plc and changed its name to Jazz Pharmaceuticals (EUSA Pharma) Inc. On the same date, the outstanding options and warrants were terminated and the Group’s long-term debt was repaid.